Exhibit 4.2

Execution Version

SENIOR SECURITY AGREEMENT

Dated as of October 15, 2015

among

SG BLOCKS, INC.

SG BUILDING BLOCKS, INC.

ENDAXI INFRASTRUCTURE GROUP, INC.

as the Grantors

and

HILLAIR CAPITAL MANAGEMENT LLC

as the Grantee

i

ARTICLE VII REMEDIES	29

SECTION 7.01 Generally	29
SECTION 7.02 Application of Proceeds; Payment Over	31
SECTION 7.03 Sales on Credit	31
SECTION 7.04 Deposit Accounts	31
SECTION 7.05 Securities Accounts; Commodities Accounts	31
SECTION 7.06 Investment Related Property	32
SECTION 7.07 Intellectual Property	32
SECTION 7.08 Cash Proceeds	34

ARTICLE VIII CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	34

ARTICLE IX STANDARD OF CARE; GRANTEE MAY PERFORM	34

ARTICLE X MISCELLANEOUS	35

SCHEDULE 4.01 — GENERAL INFORMATION

SCHEDULE 4.02 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.04 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.08 — LETTERS OF CREDIT

SCHEDULES 4.09 — INTELLECTUAL PROPERTY

SCHEDULE 4.10 — COMMERCIAL TORT CLAIMS

ii

This SENIOR SECURITY AGREEMENT, dated as of October 15, 2015 (this “Agreement”), among SG BLOCKS, INC., a Delaware corporation and debtor in possession, located at 115 W. 18th Street, New York, New York 10011 (“SGB”), SG BUILDING BLOCKS, INC., a Delaware corporation and debtor in possession located at 115 W. 18th Street, New York, New York 10011 (“SG Building”), ENDAXI INFRASTRUCTURE GROUP, INC., a Delaware corporation and debtor in possession located at 115 W. 18th Street, New York, New York 10011 (“Endaxi” and collectively with SGB and SG Building, the “Grantors” and each a “Grantor”), and HILLAIR CAPITAL MANAGEMENT LLC, a Delaware limited liability company, located at 345 Lorton Avenue, Suite 303, Burlingame, California 94010, in its capacity as grantee (together with its successors and assigns, the “Grantee”).

RECITALS:

WHEREAS, on October 15, 2015, (the “Petition Date”), the Grantors each filed a voluntary petition for relief under title 11 of chapter 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, from and after the Petition Date, each Grantor continues to operate its business and properties as debtor and debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Grantors have an immediate need for funds to continue to operate their respective businesses and properties , and each Grantor has not been able to obtain sufficient credit or to incur sufficient debt from any other source on the same or better terms; and

WHEREAS, the Grantors, entered into that certain Debtor in Possession Credit Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), with the Grantee as a Collateral Agent and the Lenders listed therein (as defined in the DIP Credit Agreement);

WHEREAS, the Grantors will derive substantial direct and indirect benefits from the financial accommodations provided by the Lenders under the DIP Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to provide such financial accommodations under the DIP Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Grantee, in its capacity as Collateral Agent for the benefit of the Lenders; and

WHEREAS, in consideration of the extensions of credit and other accommodations of the Grantee and Lenders as set forth in the DIP Credit Agreement, each of the Grantors has agreed to secure its Obligations under the DIP Loan Documents (as each such term is defined below) as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantors and the Grantee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 General Definitions.

In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all accounts, accounts receivable, health-care-insurance receivables, credit card receivables, contract rights, instruments, documents, chattel paper, tax refunds from foreign, federal, state or local governments and all obligations in any form including those arising out of the sale or lease of goods or the rendition of services by any Grantor; all guaranties, letters of credit and other security and supporting obligations for any of the above; and all books and records including computer programs, tapes and data processing software) evidencing an interest in or relating to the above; all winnings in a lottery or other game of chance operated by a governmental unit or Person licensed to operate such game by a governmental unit and all rights to payment therefrom; and all “accounts” as the same is now or hereinafter defined in the UCC.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which any Grantor is a party as of the date hereof, or to which any Grantor becomes a party after the date hereof, including, without limitation, each Material Contract.

“Avoidance Actions” shall mean avoidance actions of the Grantors under Chapter 5 of the Bankruptcy Code (and the proceeds thereof).

“Bankruptcy Code” shall have the meaning set forth in the recitals. “Bankruptcy Court” shall have the meaning set forth in the recitals. “Cash Proceeds” shall have the meaning assigned in Section 7.08.

“Certificated Security” shall mean “certificated security” as defined in Article 8 of the UCC.

“Chattel Paper” shall mean (i) all “chattel paper” as defined in Article 9 of the UCC, and (ii) shall include, without limitation, “electronic chattel paper” and “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.01(c).

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items to any of the fore-going that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all real and personal property assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean (i) all “commercial tort claims” as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all commercial tort claims listed on Schedule 4.10.

“Commodities Accounts” shall mean (i) all “commodity accounts” as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.04 under the heading “Commodities Accounts”.

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is the licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.09(B).

“Copyrights” shall mean all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.09(A), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Deposit Accounts” shall mean (i) all “deposit accounts” as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.04 under the heading “Deposit Accounts”.

“DIP Credit Agreement” shall have the meaning set forth in the recitals.

“DIP Loan Documents” shall mean the DIP Credit Agreement and the other Loan Documents.

“Effective Endorsement” shall mean “effective endorsement” as defined in Article 8 of the UCC.

“Entitlement Orders” shall mean “entitlement orders” as defined in Article 8 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC), and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Event of Default” shall have the meaning set forth in the DIP Credit Agreement.

“Excluded Accounts” shall mean: (i) Payroll Accounts, (ii) escrow accounts, and (iii) trust accounts, in each case entered into in the ordinary course of business and consistent with prudent business conduct, where such Grantor holds the funds exclusively for the benefit of an unaffiliated third party.

“General Intangibles” shall mean (i) all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” shall mean (i) all “goods” as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantors” shall have the meaning set forth in the preamble.

“Grantee” shall have the meaning set forth in the preamble, and shall also include all others Persons who may become a Lender from time to time under the DIP Credit Agreement.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Grantee is the loss payee thereof), and (ii) any key man life insurance policies maintained or obtained by any Grantor (regardless of whether the Grantee is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Inventory” shall mean: (i) all “inventory” as defined in Article 9 of the UCC and (ii) all Goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, (iii) all raw materials, work in process, finished Goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of inventory or otherwise used or consumed in any Grantor’s business, (iv) all Goods in which the Grantor has rights in mass or a joint or other interest or right of any kind, (v) all Goods which are returned to or repossessed by any Grantor, (vi) all computer programs embedded in any Goods, and (vii) all accessions or products thereto and/or products of or with respect to any of the foregoing (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean (i) all “investment property” (as such term is defined in Article 9 of the UCC), and (ii) all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit (in each case, regardless of whether classified as investment property under the UCC).

“IP Security Agreement” shall mean each of the Trademark Security Agreement, the Copyright Security Agreement and the Patent Security Agreement.

“Lien” shall mean (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and, (ii) in the case of Pledged Equity Interests, any purchase option, call or similar right of a third party with respect to such Pledged Equity Interests.

“Material Contract” means any contract or other arrangement to which any Grantor or any of its Subsidiaries, if any, is a party (other than the DIP Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Negotiable Document” shall mean a document of title which is negotiable under Section 7-104 of the UCC.

“Payment In Full” shall mean in relation to the Obligations, the indefeasible payment in full in cash of all obligations (other than indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto but including all reimbursement liabilities to the extent then due and payable) of the Grantors owing to the Grantee or the Lenders.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether the Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.09(D).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.09(C), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vi) all Proceeds of any of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Payroll Account” shall mean any Deposit Account of any Grantor that is used by such Grantor solely as a payroll account for employees of such Grantor; provided that, at no time, shall the aggregate amount contained in all such accounts of the Grantors exceed the total amount of payroll payable to employees by the Grantors within the immediately succeeding thirty (30) days.

“Petition Date” shall have the meaning set forth in the recitals.

“Pledge Supplement” shall mean any supplement to this Agreement in form and substance reasonably satisfactory to Grantee.

“Pledged Debt” shall mean all Indebtedness owed to the Grantors, including, without limitation, all Indebtedness listed on Schedule 4.04 under the heading “Pledged Debt”, issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock.

“Pledged Stock” shall mean all shares of capital stock owned by any Grantor, including, without limitation, all shares of capital stock listed on Schedule 4.04 under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) all payments or distributions made with respect to any Investment Related Property, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of any Grantor’s rights, if any, in any Goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean: (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise, (iii) all evidence of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto, and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Securities Accounts” shall mean (i) all “securities accounts” as defined in Article 8 of the UCC, and (ii) shall include, without limitation, the New Stream Securities Account and all other accounts listed on Schedule 4.04 under the heading “Securities Accounts”.

“Security Entitlement” shall mean a “security entitlement” as defined in Article 8 of the UCC.

“Security Interests” shall have the meaning assigned in Section 2.01.

“Tax Code” shall mean the United States Internal Revenue Code of 1986.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is the licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.09(G).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is the licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.09(F).

“Trademarks” shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and General Intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 4.09(E), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

 “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Uncertificated Security” shall mean “uncertificated security” as defined in Article 8 of the UCC.

“United States” shall mean the United States of America.

SECTION 1.02 Definitions; Interpretation.

All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the DIP Credit Agreement or, if not defined herein or in the DIP Credit Agreement, in the UCC (regardless of whether such terms are capitalized in the UCC). References to “Sections”, “Exhibits”, “Schedules” and “Supplements” shall be to Sections, Exhibits, Schedules and Supplements, as the case may be, of or to this Agreement unless otherwise specifically provided and shall include any amendments, modifications, restatements or supplements thereto. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the DIP Credit Agreement, the DIP Credit Agreement shall govern. All references herein to provisions of the UCC, the Bankruptcy Code, the Tax Code or any other statute shall include all successor provisions under any subsequent version or amendment to any Article of the UCC or any section or provision of the Bankruptcy Code, Tax Code or any other such statute. Any references herein to any agreement or contract shall include any amendments, modifications, restatements or supplements thereto.

ARTICLE II

GRANT OF SECURITY

SECTION 2.01 Grant of Security.

(a)           Each Grantor hereby grants to the Grantee a senior, first priority security interest and continuing senior and priming lien on all of such Grantor’s right, title and interest in, to and under the Collateral.

(b)           The Liens granted hereunder to secure the Obligations are referred to herein as the “Security Interests”.

(c)           “Collateral” shall mean all real and personal property of the Grantors in-cluding, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located:

1)	Accounts;

2)	Chattel Paper;

3)	Documents;

4)	Equipment;

5)	General Intangibles;

6)	Goods;

7)	Instruments;

8)	Insurance;

9)	Intellectual Property;

10)	Inventory;

11)	Investment Related Property;

12)	Letter of Credit Rights;

13)	Money;

14)	Receivables and Receivable Records;

15)	Commercial Tort Claims;

16)	to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

17)	to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

SECTION 2.02 Certain Limited Exclusions.

Notwithstanding anything herein to the contrary, in no event shall the Security Interest granted under Section 2.01 attach to: (a) any lease, license, Receivable, General Intangible, Investment Account, contract, property rights (including Intellectual Property) or agreement to which such Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such Security Interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, Receivable, General Intangible, Investment Account, contract property rights or agreement (other than to the extent that any such result would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, the provisions of the Bankruptcy Code or any other applicable law or principles of equity); provided however that such Security Interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, Receivable, General Intangible, Investment Account, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately (and without the requirement of any further action on the part of the Grantee) upon any amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the Security Interest granted by the Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; or (c) any Excluded Accounts.

ARTICLE III

SECURITY FOR OBLIGATIONS; GRANTOR REMAINS LIABLE

SECTION 3.01 Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt and complete Payment In Full or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due and payable but for the operation of the section 362(a) of the Bankruptcy Code), of all Obligations with respect to the Grantors in the case of the Security Interest of the Grantee.

SECTION 3.02 Grantors’ Continuing Liability Under Collateral.

Notwithstanding anything herein to the contrary: (i) the Grantors shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Grantee, (ii) the Grantors shall remain liable under each of the contracts and agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Stock, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Grantee shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto or hereto, nor shall the Grantee have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Stock, and (iii) the exercise by the Grantee of any of its rights hereunder or under any other DIP Loan Document shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

SECTION 4.01 Generally.

(a)         Representations and Warranties. Each of the Grantors hereby represents and warrants that:

(i)          it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, including, without limitation, Liens arising as a result of the Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

(ii)         (a) SGB is a Delaware corporation, (b) the jurisdiction of incorpo- ration of SGB is Delaware, (c) its charter identification number is ________________, (d) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located at 3 Columbus Circle, 16th Floor, New York, New York 10019, (e) SG Building is a Delaware corporation, (f) the jurisdiction of incorporation of SG Building is Delaware, (g) its charter identification number is _________________, (h) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located at 3 Columbus Circle, 16th Floor, New York, New York 10019, (i) Endaxi is a Delaware corporation, (j) the jurisdiction of incorporation of Endaxi is Delaware, (k) its charter identification number is_______________, and (1) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located at 3 Columbus Circle, 16th Floor, New York, New York 10019;

(iii)         the full legal name of each Grantor is as set forth on the signature page hereto and it has not done in the last five (5) years, and does not do, business under any other legal name;

(iv)        except as provided on Schedule 4.01(A), each Grantor has not changed its name, jurisdiction of incorporation, chief executive office or sole place of its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v)         each Grantor has not become bound (whether as a result of merger or otherwise) as a debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.01(B);

(vi)         other than any financing statements filed in favor of the Grantee, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements for which proper termination statements have been delivered to the Grantee at least five (5) Business Days prior to the Closing Date for filing as set forth on Schedule 4.01(C);

(vii)        the security interests granted to the Grantee hereunder constitute valid and continuing senior, first priority, priming Liens and no authorization, approval (other than entry of the Financing Orders by the Bankruptcy Court) or other action by, and no notice to or filing with, any Governmental Authority is required for either (a) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Grantee hereunder, or (b) the exercise by the Grantee of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(viii)       all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Grantee of the rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained (other than entry of the Financings Orders by the Bankruptcy Court); and

(ix)         each Grantor has been duly incorporated as a corporation solely under the laws of Delaware and remains duly existing as such. The Grantors have not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees

(i)          the Liens, security interests and claims of all other holders of Liens, security interests or claims on, in, or against the Grantor (except to the extent expressly set forth in the Financing Orders), are subordinated and junior to the Liens and Security Interests granted hereunder and under the Financing Orders to the Grantee;

(ii)         except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral and the Grantor shall defend the Collateral and the Grantee’s Liens on and Security Interests in the Collateral (including, but not limited to, the senior priority thereof) against all Persons (other than the Grantee) at any time claiming any interest therein;

(iii)        it shall not produce, use or permit any Collateral to be used unlawfully in any material respect or in violation of any provision of this Agreement or in violation in any material respect of any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(iv)        it shall not effect any change: (a) in the Grantor’s legal name, (b) in the location of the Grantor’s chief executive office, (c) in the Grantor’s identity or or-ganizational structure, (d) in the Grantor’s Federal Taxpayer Identification Number or organizational identification number, if any, or (e) in the Grantor’s jurisdiction of incorporation (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless such change is permitted under the DIP Credit Agreement and Financing Orders and until it shall have given the Grantee not less than thirty (30) days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Grantee may reasonably request and it shall have taken all actions necessary or advisable, or as directed by the Grantee, to maintain the continuous validity, perfection and the same or better priority of the Security Interest of the Grantee in the Collateral, if applicable. The Grantor agrees, as soon as practicable, to provide the Grantee with certified Organizational Documents reflecting any of the changes described in the preceding sentence. The Grantor also agrees to (a) promptly notify the Grantee of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility) and (b) take all actions necessary or advisable, or as directed by the Grantee, as a result of any of the foregoing changes, to maintain the continuous validity, perfection and the same or better priority of the Grantee’s Security Interest in the Collateral intended to be granted and agreed to hereby;

(v)         immediately upon the Grantor or any officer of the Grantor obtaining knowledge thereof, it shall promptly notify the Grantee in writing of any event, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof, that could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of the Grantor or the Grantee to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Grantee in relation thereto;

(vi)         it shall not take or permit any action (other than any action taken by, or at the direction of, the Grantee) which could reasonably be expected to impair the Grantee’s rights in, or materially diminish the value, of the Collateral.

SECTION 4.02 Equipment and Inventory.

(a)        Representations and Warranties. Each Grantor represents and warrants

(i)          all of the Equipment and Inventory included in the Collateral is only at the locations specified in Schedule 4.02;

(ii)         except for exceptions to the following that could not reasonably be expected to have a Material Adverse Effect, any Goods now or hereafter produced by the Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act and all other applicable law; and

(iii)        none of the Inventory or Equipment individually or in the aggregate with a fair market value in excess of $25,000 is in the possession of an issuer of a Negotiable Document therefor or otherwise in the possession of a bailee or a warehouseman, other than inventory located at ConGlobal Industries, Inc.

(b)        Covenants and Agreements. Each Grantor covenants and agrees that:

(i)          it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified in Schedule 4.02 unless it shall have (a) notified the Grantee in writing, by executing and delivering to the Grantee a completed Pledge Supplement together with all Supplements to Schedules thereto, prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Grantee may reasonably request and (b) taken all actions necessary or advisable, or as directed by the Grantee, to maintain the continuous validity, perfection and the same or better priority of the Grantee’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Grantee to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory; provided, however, that the foregoing shall not apply with respect to any Equipment or Inventory which, in the ordinary course of business, has been removed temporarily from any of the locations specified in Schedule 4.02 and transported to another location for purposes of repair or servicing or similar activity;

(ii)         it shall keep materially correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, the Grantor’s cost therefor and (where applicable) the current list prices for the Inventory, in each case, as is customarily maintained under similar circumstances by Persons of established reputation engaged in a similar business, and in any event in conformity with GAAP;

(iii)        it shall not deliver any Document evidencing any Equipment or Inventory individually or in the aggregate with a fair market value in excess of $25,000 to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Grantee;

(iv)         if any Equipment or Inventory individually or in the aggregate with a fair market value in excess of $25,000 is in possession or control of any third party, upon the request of the Grantee the Grantor shall join with the Grantee in promptly notifying the third party of the Grantee’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Grantee; provided, however, that the foregoing shall not apply with respect to any Equipment or Inventory which, in the normal course of business, is in the possession or control of a third party for purposes of repair or servicing or similar activity; and

(v)          with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the request of the Grantee, it shall promptly: (A) provide information with respect to any such Equipment (excluding Equipment which is located in a foreign jurisdiction), (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Grantee copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.

SECTION 4.03 Receivables.

(a)        Representations and Warranties. Each Grantor represents and warrants

(i)          to the knowledge of the Grantor, each Receivable constituting Collateral: (a) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is enforceable against such Account Debtor in accordance with its terms, (c) is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to consignments, refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise), and (d) except for exceptions that could not reasonably be expected to have a Material Adverse Effect, is and will be in compliance with all applicable laws, whether federal, state, local or foreign;

(ii)         no Account Debtor in respect of any Receivable in excess of $[25,000] individually or $[75,000] in the aggregate is the government of the United States, any agency or instrumentality thereof or any foreign sovereign. Subject to Section 2.02, no Receivable in excess of $[25,000] individually or $[75,000] in the aggregate requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained prior to the date hereof;

(iii)         no Receivable constituting Collateral is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Grantee to the extent required by, and in accordance with Section 4.03(c); and

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees

(i)          it shall keep and maintain at its own cost and expense materially complete records of the Receivables, in form reasonably satisfactory to the Grantee, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

(ii)         the Grantor shall promptly deliver to the Grantee upon its request a complete and correct copy of each standard form of document or other document under which a Receivable may arise.

(iii)        it shall not amend, modify, terminate or waive any provision of any Receivable constituting Collateral in any manner which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral, taken as a whole. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following the occurrence and during the continuation of an Event of Default, the Grantor shall not, without the prior written approval of the Grantee: (a) grant any extension or renewal of the time of payment of any Receivable, (b) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (c) release, wholly or partially, any Person liable for the payment thereof, or (d) allow any credit or discount thereon;

(iv)         except as otherwise provided in this subsection, the Grantor shall continue to collect all amounts due or to become due to the Grantor under any Receivable or any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, the Grantor shall take such action as the Grantor or, following the occurrence and during the continuation of an Event of Default, the Grantee may deem necessary or advisable. Notwithstanding the foregoing, the Grantee shall have the right at any time, following the occurrence and during the continuation of an Event of Default, to notify, or require the Grantor to notify, any Account Debtor of the Grantee’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Grantee shall have the right to: (a) direct the Account Debtor under any Receivables to make payment of all amounts due or to become due to the Grantor thereunder directly to the Grantee, (b) notify, or require the Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtor under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Grantee, and (c) enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done. If the Grantee notifies the Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by the Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by the Grantor in the exact form received, duly indorsed by the Grantor to the Grantee if required, into an account to be designated by the Grantee in writing to the Grantor, and until so turned over, all amounts and proceeds (including checks and other instruments) received by the Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Grantee hereunder; and

(v)           it shall use its commercially reasonable efforts (or, following the occurrence and during the continuation of an Event of Default if directed by the Grantee, its commercially reasonable best efforts) to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(c)        Delivery and Control of Receivables. With respect to any Receivables constituting Collateral in excess of $25,000 individually or $75,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper or Instruments, such Grantor shall cause each originally executed copy thereof to be delivered to the Grantee (or its agent or designee) appropriately indorsed to the Grantee or indorsed in blank (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of the Grantor acquiring rights therein. With respect to any Receivables constituting Collateral in excess of 25,000 individually or $75,000 in the aggregate which would constitute Electronic Chattel Paper, such Grantor shall take all steps necessary to give the Grantee control over such Receivables with respect to (i) any such Receivables in existence on the date hereof, on or prior to the date hereof, and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of the Grantor acquiring rights therein. Any Receivable constituting Collateral not otherwise required to be delivered or subjected to the control of the Grantee in accordance with this subsection (c) shall be promptly delivered or subjected to such control upon request of the Grantee.

SECTION 4.04 Investment Related Property Generally.

(a)        Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)          in the event it acquires rights in any Investment Related Property constituting Collateral after the date hereof, it shall deliver to the Grantee a completed Pledge Supplement together with all Supplements to Schedules thereto, reflecting such new Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the Security Interest of the Grantee shall attach to all Investment Related Property constituting Collateral immediately upon the Grantor’s acquisition of rights therein and shall not be affected by the failure of the Grantor to deliver a supplement to Schedule 4.04 as required hereby; and

(ii)         except as provided in the next sentence, in the event the Grantor receives any dividends, interest or distributions on any Investment Related Property constituting Collateral, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property constituting Collateral, then (a) such dividends, interest or distributions and securities or other property shall automatically be included in the definition of Collateral without further notice or action and (b) the Grantor shall immediately take all steps, if any, necessary or advisable, or as directed by the Grantee, to ensure the validity, perfection, priority and, if applicable, control of the Grantee over such Investment Related Property, and pending any such action, the Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Grantee.

(b)        Delivery and Control. Each of the Grantors agree that, with respect to any Investment Related Property constituting Collateral in which it currently has rights, it shall comply with the provisions of this Section 4.04 on or before the Closing Date and with respect to any Investment Related Property constituting Collateral hereafter acquired by the Grantor it shall comply with the provisions of this Section 4.04 within ten (10) days of acquiring rights therein, in each case in form and substance satisfactory to the Grantee. With respect to any Investment Related Property constituting Collateral that is represented by a certificate or that is an Instrument (other than any Investment Related Property credited to a Securities Account), upon the reasonable request of Grantee, it shall promptly cause such certificate or instrument to be delivered to the Grantee or, indorsed in blank by an Effective Endorsement, regardless of whether such certificate constitutes a Certificated Security. With respect to any Investment Related Property constituting Collateral that is an Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account), it shall, upon the reasonable request of Grantee, promptly cause the issuer of such Uncertificated Security to either (i) register the Grantee as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance satisfactory to the Grantee, pursuant to which such issuer agrees to comply with the Grantee’s instructions with respect to such Uncertificated Security without further consent by the Grantor.

(c)        Voting and Distributions. So long as no Event of Default shall have oc-curred and be continuing:

(i)          except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not in violation of the terms of this Agreement or the DIP Credit Agreement; it being understood, however, that neither the voting by the Grantors of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor the Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the DIP Credit Agreement, shall be in deemed in violation of the terms of this Agreement or the DIP Credit Agreement within the meaning of this Section 4.04(c)(i); and

(ii)         upon the occurrence and during the continuation of an Event of Default upon written notice from the Grantee to any Grantor and the issuer of the Investment Related Property:

(A)          all rights of the Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall immediately cease and all such rights shall thereupon become automatically vested in the Grantee who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)          in order to permit the Grantee to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder (1) the Grantor shall promptly execute and deliver (or promptly cause to be executed and delivered) to the Grantee or, all proxies, dividend payment orders and other instruments as the Grantee may from time to time reasonably re-quest and (2) the Grantor’ acknowledges that the Grantee may utilize the power of attorney set forth in Section 6.01.

SECTION 4.05 Pledged Equity Interests.

(a)        Representations and Warranties. Each Grantor hereby represents and war- rants that:

(i)          Schedule 4.04 sets forth under the headings “Pledged Stock,” respectively, all of the Pledged Stock owned by the Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii)         it is the record and beneficial owner of the Pledged Equity Interests free of all Liens of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iii)         all of the Pledged Equity Interests are duly and validly authorized and issued, and in the case of Pledged Stock only, fully paid and non-assessable;

(iv)         no consent of any Person, including that of any general or limited partner, member of a limited liability company, shareholder or any trust beneficiary, is necessary or desirable in connection with the creation, perfection or first priority status of the Security Interest of the Grantee in any Pledged Equity Interests constituting Collateral or the exercise by the Grantee of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(v)          none of the Pledged Stock are or represent interests in issuers that: (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets, or (c) to the knowledge of the Grantor have opted to be treated as securities under the UCC or uniform commercial code of any jurisdiction.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)          without the prior written consent of the Grantee, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially adversely changes the rights of the Grantor with respect to any Investment Related Property constituting Collateral or adversely affects the validity, perfection or priority of the Grantee’s Security Interests therein, (b) permit any issuer of any Pledged Equity Interest constituting Collateral to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer except for any of the above issued in favor of the Grantor, (c) other than as permitted under the DIP Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of its assets, or (d) waive any default under or breach of any tentis of any organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Stock takes any such action in violation of the foregoing, the Grantor shall promptly notify the Grantee in writing of any such election or action and, in such event, the Grantor shall continue to comply with Section 4.05;

(ii)         it shall comply with all of its material obligations under any partnership agreement or limited liability company agreement constituting Collateral and shall enforce all of its rights with respect to any Investment Related Property constituting Collateral;

(iii)         without the prior written consent of the Grantee, it shall not permit any issuer of any Pledged Equity Interest that is a Subsidiary of the Grantor to merge or consolidate unless: (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under Section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) to the extent the same would constitute Collateral hereunder, all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of the Grantor; provided that if the surviving or resulting the Grantor upon any such merger or consolidation involving an issuer is a Controlled Foreign Corporation, then the Grantor shall only be required to pledge equity interests in accordance with Section 2.02; and

(iv)         it shall notify the Grantee of any default of which it is aware under any Pledged Debt that has caused, either in any case or in the aggregate, a Material Adverse Effect.

SECTION 4.06 Pledged Debt.

(a)        Representations and Warranties. Each Grantor hereby represents and war- rants that Schedule 4.04 sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by the Grantor and, except for exceptions to the following that could not reasonably be expected to have a Material Adverse Effect on the value of the Collateral, taken as a whole, to the knowledge of the Grantor, all of such Pledged Debt: (i) has been duly authorized, authenticated or issued, and delivered, (ii) is the legal, valid and binding obligation of the issuers thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to limiting creditors’ rights generally or by equitable principles relating to enforceability, and is not in default, and (iii) constitutes all of the issued and outstanding inter-company Indebtedness of the Grantor;

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall promptly notify the Grantee upon obtaining knowledge thereof, of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

SECTION 4.07 Investment Accounts.

(a)        Representations and Warranties. Each Grantor hereby represents and war-rants that:

(i)          Schedule 4.04 sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which the Grantor has rights. The Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and the Grantor has not consented to, and is not otherwise aware of, any Person (other than the Grantee pursuant thereto) having “control” (within the meanings of Sections 8-106 and 9106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii)         Schedule 4.04 sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which the Grantor has rights. The Grantor is the sole account holder of each such Deposit Account and the Grantor has not consented to, and is not otherwise aware of, any Person (other than the Grantee pursuant thereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any money or other property deposited therein; and

(iii)        the Grantor has taken, or will take on the date hereof, all actions necessary or desirable, including those specified in Section 4.07(c), to: (a) establish the Grantee’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Security Entitlements or Commodities Accounts, in each case to the extent constituting Collateral; (b) establish the Grantee’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts, in each case to the extent constituting Collateral; and (c) if requested by the Grantee, deliver all Instruments to the Grantee, in each case to the extent constituting Collateral;

(b)        Covenant and Agreement. Each Grantor hereby covenants and agrees with the Grantee that it shall not close or terminate any Investment Account (other than an Excluded Account) without the prior written consent of the Grantee and unless a successor or replacement account has been established with the prior written consent of the Grantee with respect to which successor or replacement or amended account control agreement has been entered into by the appropriate the Grantor, the Grantee and securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.07(c).

(c)        Delivery and Control. With respect to any Investment Related Property constituting Collateral consisting of Securities Accounts or Security Entitlements, it shall, to the extent not already in place prior to the Petition Date, cause the securities intermediary maintaining such Securities Account or Security Entitlements to enter into an agreement in form and substance satisfactory to the Grantee, pursuant to which it shall agree to comply with the Grantee’s Entitlement Orders without further consent by the Grantor. With respect to any Investment Related Property constituting Collateral that is a “Deposit Account,” it shall cause the depositary institution maintaining such account to enter into an agreement in form and substance satisfactory to the Grantee, pursuant to which the Grantee shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. The Grantor shall have entered into such control agreement or agreements with respect to (i) any Securities Accounts, Security Entitlements or Deposit Accounts that exist on the Closing Date (other than Excluded Accounts), as of or prior to the Closing Date and (ii) any Securities Accounts, Security Entitlements or Deposit Accounts (other than Excluded Accounts) that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Security Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

Upon the occurrence and during the continuation of an Event of Default, the Grantee shall have the right, without notice to the Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, upon the occurrence and during the continuation of an Event of Default, the Grantee shall have the right at any time, without notice to the Grantor, to exchange any certificates or instruments representing any Investment Related Property constituting Collateral for certificates or instruments of smaller or larger denominations.

SECTION 4.08 Letter of Credit Rights.

(a)        Representations and Warranties. Each Grantor hereby represents and war-rants that:

(i)          all letters of credit to which the Grantor has rights are listed on Schedule 4.08; and

(ii)         it has obtained the consent of each issuer of any letter of credit to the assignment of the proceeds of the letter of credit to the Grantee.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any letter of credit hereafter arising it shall obtain the prior consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Grantee and, shall deliver to the Grantee a completed Pledge Supplement together with all Supplements to Schedules thereto.

SECTION 4.09 Intellectual Property.

(a)        Representations and Warranties. Except as disclosed in Schedule 4.09, each Grantor hereby represents and warrants that:

(i)          Schedule 4.09 sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by the Grantor and (ii) all Patent Licenses, Trademark Licenses, Copyright Licenses and Trade Secret Licenses material to the business of the Grantor;

(ii)         it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.09, and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens and licenses, except for the licenses set forth on Schedule 4.09;

(iii)        all Intellectual Property which is material to the business of the Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and the Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks material to the business of the Grantor in full force and effect;

(iv)        all Intellectual Property which is material to the business of the Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, the right of the Grantor to register, or the right of the Grantor, taken as a whole, to own or use, any such Intellectual Property and no such action or proceeding is pending or, to the best of the knowledge of the Grantor threatened;

(v)         all registrations and applications for Copyrights, Patents and Trademarks which are material to the business of the Grantor are standing in the name of the Grantor and none of the Trademarks, Patents, Copyrights or Trade Secrets has been licensed by the Grantor to any affiliate or third party, except as disclosed in Schedule 4.09;

(vi)        the Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks material to the business of the Grantor;

(vii)       the Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral material to the business of the Grantor and has taken all commercially reasonable action necessary to insure that all licensees of such Trademark Collateral owned by the Grantor use such adequate standards of quality;

(viii)      except for exceptions to the following that could not reasonably be expected to have a Material Adverse Effect, (i) to the extent applicable, the conduct of the Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party and (ii) no written claim has been made that the use of any Intellectual Property owned or used by the Grantor (or any of the Grantor’s respective licensees) violates the asserted rights of any third party;

(ix)         no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by the Grantor or any of its respective licensees;

(x)          no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by the Grantor or to which the Grantor are bound that adversely affect the rights of the Grantor, to own or use any Intellectual Property material to the business of the Grantor; and

(xi)         the Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property material to the business of the Grantor that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i)          it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of the Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii)         it shall not, with respect to any Trademarks which are material to the business of the Grantor cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and the Grantor shall take all commercially reasonable steps to insure that licensees of such Trademarks use such consistent standards of quality;

(iii)        it shall promptly notify the Grantee if it knows or has reason to know that any item of the Intellectual Property that is material to the business of the Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

(iv)        it shall take all commercially reasonable steps necessary to preserve the rights and interests of the Grantor in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by the Grantor and material to the business of the Grantor which is now or shall become included in the Intellectual Property constituting Collateral including, but not limited to, those items on Schedule 4.09;

(v)         in the event that any Intellectual Property owned by or exclusively licensed to the Grantor, and in either event that is material to the business of the Grantor is infringed, misappropriated, or diluted by a third party, the Grantor shall promptly take all commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vi)         it shall promptly (but in no event more than thirty (30) days after the Grantor obtains knowledge thereof) report to the Grantee (a) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by the Grantor or through any agent, employee, licensee, or designee thereof) and (b) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Grantee a completed Pledge Supplement together with all Supplements to Schedules thereto;

(vii)        it shall, execute and deliver to the Grantee any document required to acknowledge, confirm, register, record, or perfect the Grantee’s interest in any part of the Intellectual Property constituting Collateral, whether now owned hereafter acquired (including, but not limited to, each IP Security Agreement), in form and substance satisfactory to the Grantee;

(viii)       except with the prior written consent of the Grantee or as permitted under the DIP Credit Agreement, the Grantor shall not execute any financing statement or other document or instruments against any Intellectual Property of the Grantor constituting Collateral except financing statements or other documents or instruments filed or to be filed in favor of the Grantee and the Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property;

(ix)         use commercially reasonable efforts not to permit the inclusion in any contract to which it becomes a party of any provision that would in any way materially impair or prevent the creation of a security interest in, or the assignment of, the rights and interests of the Grantor in any property included within the definitions of any Intellectual Property acquired under such contracts;

(x)          it shall take all commercially reasonable steps to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents; and

(xi)         it shall continue to collect, at its own expense, all amounts due or to become due to the Grantor in respect of the Intellectual Property constituting Collateral or any portion thereof. In connection with such collections, the Grantor may take (and, at Grantee’s reasonable direction, shall take) such action as the Grantor (or the Grantee) may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default, the Grantee shall have the right at any time, to notify, or require the Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

SECTION 4.10 Commercial Tort Claims.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants that Schedule 4.10 sets forth as of the date hereof all Commercial Tort Claims of the Grantor in excess of $20,000; and

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim of the Grantor in excess of $20,000 hereafter arising it shall deliver to the Grantee a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

ARTICLE V

FURTHER ASSURANCES; WAIVERS AND EXTENSIONS; COSTS AND EXPENSES

SECTION 5.01 Further Assurances.

(a)        Each Grantor agrees that from time to time, at the expense of the Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Grantee may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Grantee to exercise and enforce its rights and remedies hereunder with respect to any Collateral (regardless of whether such action could have been taken at an earlier time). Without limiting the generality of the foregoing, the Grantor shall promptly:

(i)          file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Grantee may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii)         to the extent provided in this Agreement, take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii)        following the occurrence and during the continuation of an Event of Default, at any reasonable time, upon request by the Grantee, assemble the Collateral and allow inspection of the Collateral by the Grantee, or persons designated by the Grantee, and provide whatever instructions are deemed necessary or desirable in the discretion of the Grantee to any third-parties which may hold or control any of the Collateral; and

(iv)          at the Grantee’s request appear in and defend any action or proceeding that may affect the Grantor’s title to or the Grantee’s security interest in all or any part of the Collateral;

(b)        each Grantor hereby authorizes the Grantee to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Grantee may determine, in its sole discretion, are necessary or advisable to perfect the Security Interest granted herein to the Grantee. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Grantee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Grantee, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” The Grantors shall furnish to the Grantee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Grantee may reasonably request, all in reasonable detail; and

(c)        each Grantor hereby authorizes the Grantee to modify Schedule 4.09 after obtaining the Grantor’s approval of or signature to such modification to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by the Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which the Grantor no longer has any rights.

SECTION 5.02 Waivers and Extensions.

The Grantee may, in the exercise of its sole discretion, extend the time for, or waive, the performance or satisfaction of any condition, obligation or other act required herein of any Grantor. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Grantee and delivered to the applicable Grantor.

SECTION 5.03 Costs and Expenses.

Notwithstanding anything to the contrary herein, any action taken or required to be taken hereunder by the Grantors or the Grantee shall be at the sole cost and expense of the Grantors, jointly and severally.

ARTICLE VI

GRANTEE APPOINTED ATTORNEY-IN-FACT

SECTION 6.01 Power of Attorney.

To the maximum extent permitted by applicable law, each Grantor hereby irrevocably appoints the Grantee (such appointment being coupled with an interest) as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor, the Grantee or otherwise, from time to time in the Grantee’s discretion to take any action set forth below and to execute any instrument that the Grantee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)        upon the occurrence and during the continuance of any Event of Default, to obtain and adjust Insurance required to be maintained by the Grantor or paid to the Lender pursuant to the DIP Credit Agreement;

(b)        upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)        upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and Chattel Paper in connection with clause (b) above;

(d)        upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Grantee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Grantee with respect to any of the Collateral;

(e)        to prepare and file any UCC financing statements in respect of the Grantor’s Collateral against the Grantor as debtor;

(f)        to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the Lien and security interest granted herein in the Intellectual Property in the name of the Grantor as debtor;

(g)        upon the occurrence and during the continuation of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement or any other DIP Loan Document, including, without limitation, access to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Grantee in its sole discretion, with any such payments made by the Grantee to be Obligations of the Grantor to the Lender, due and payable in accordance with the time limits set forth in the DIP Loan Documents (or, if no such time-limits are set forth with respect to the applicable action, upon demand); and

(h)        upon the occurrence and during the continuation of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Grantee were the absolute owner thereof for all purposes, and to do, at the Grantee’s option, at any time or from time to time, all acts and things that the Grantee deems reasonably necessary to protect, preserve or realize upon the Collateral and the Grantee’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

SECTION 6.02 No Duty on the Part of Grantee.

The powers conferred on the Grantee hereunder are solely to protect the interests of the Grantee in the Collateral and shall not impose any duty upon the Grantee to exercise any such powers. The Grantee shall be accountable only for amounts it actually receives as a result of the exercise of such powers, and none of its officers, directors, employees or agents, including attorneys, shall be responsible to the Grantor or any other Person for any act or failure to act hereunder or in connection with any of the other DIP Loan Documents, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. This provision shall be applicable to Grantee whether acting in its capacity as Grantee or Lender under the DIP Loan Agreement or any other DIP Loan Documents.

ARTICLE VII

REMEDIES

THE REMEDIES LISTED BELOW IN THIS ARTICLE VII ARE SUBJECT TO ANY LIMITATIONS IMPOSED BY ORDERS APPROVING THE DIP LOAN DOCUMENTS.

SECTION 7.01 Generally.

(a)        If any Event of Default shall have occurred and be continuing, the Grantee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)          require the Grantors to, and each Grantor hereby agrees that it shall at its expense promptly upon request of the Grantee, forthwith assemble all or part of the Collateral as directed by the Grantee and make it available to the Grantee at places to be designated by the Grantee;

(ii)         enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)        prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Grantee deems necessary or appropriate; and

(iv)         without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Grantee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Grantee may deem commercially reasonable under the circumstances;

(b)        The Grantee may be the purchaser of any or all of the Collateral at any public or private sale in accordance with the UCC and the Grantee, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Grantee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable and lawful notification. The Grantee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Grantee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor hereby waives, to the maximum extent permitted by law, any claims against the Grantee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Grantee accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, the Grantor shall be liable for the deficiency and the fees of any attorneys employed by the Grantee to collect such deficiency. The Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Grantee, that the Grantee has no adequate remedy at law in respect of such breach and, as a consequence, that to the maximum extent permitted by law, each and every covenant contained in this Section shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing or that there has been Payment in Full or performance in full of the Obligations. This provision shall be applicable to Grantee whether acting in its capacity as Grantee or Lender under the DIP Loan Agreement or any other DIP Loan Documents. Nothing in this Section shall in any way alter the rights of the Grantee or Lender hereunder; and

(c)        To the maximum extent permitted by applicable law, the Grantee may sell the Collateral “as is” and “where is” and without giving any warranties as to the Collateral. The Grantee may specifically disclaim or modify any warranties of title or the like. To the maximum extent permitted by law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

SECTION 7.02 Application of Proceeds; Payment Over.

Except as expressly provided elsewhere in this Agreement, all proceeds received in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in accordance with the provisions of the DIP Credit Agreement.

SECTION 7.03 Sales on Credit.

If the Grantee sells any of the Collateral on credit, the Grantors, as applicable, will be credited only with payments actually made by purchaser and received by the Grantee and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral in accordance with the terms of such credit sale, the Grantee may resell or otherwise dispose of the Collateral in accordance with the applicable provisions hereof and the Grantors, as applicable, shall be credited with proceeds of the sale in accordance with the applicable provisions hereof.

SECTION 7.04 Deposit Accounts.

Without limiting any other provisions hereof or of the DIP Credit Agreement, if any Event of Default shall have occurred and be continuing, the Grantee may give notice of exclusive control or similar notice to the account-holding bank or financial institution as contemplated in the applicable control agreement or otherwise, apply the balance from any Deposit Account in respect of which the Grantee has “control” (within the meaning of Article 9 of the UCC), and/or instruct the bank at which any Deposit Account in respect of which the Grantee has “control” (within the meaning of Article 9 of the UCC) is maintained to pay the balance of any Deposit Account to or for the benefit of the Grantee.

SECTION 7.05 Securities Accounts; Commodities Accounts.

Without limiting any other provisions hereof or of the DIP Credit Agreement, if any Event of Default shall have occurred and be continuing, the Grantee may give notice of exclusive control or similar notice to the account-holding bank or financial institution as contemplated in the applicable control agreement or otherwise, and take all other action set forth in Section 4.07 hereof, the DIP Loan Documents and under the UCC.

SECTION 7.06 Investment Related Property.

Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Grantee may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such re-strictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Grantee shall not have any obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree or desires to so register it. If the Grantee determines to exercise its right hereunder to sell any or all of the Investment Related Property, upon written request, the Grantor shall promptly, and to the extent Controlled by the Grantor, shall promptly cause each issuer of any Pledged Equity Interests to be sold hereunder from time to time to furnish to the Grantee all such information as the Grantee may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Grantee in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

SECTION 7.07 Intellectual Property.

(a)        Anything contained herein to the contrary notwithstanding, upon the oc-currence and during the continuation of an Event of Default:

(i)          the Grantee shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Grantee or otherwise, in the Grantee’s sole discretion, to enforce any of any Grantor’s rights in any Intellectual Property constituting Collateral to the extent necessary to satisfy the Obligations, in which event such Grantor shall, at the request of the Grantee, do any and all lawful acts and execute any and all documents required by the Grantee in aid of such enforcement and the Grantor shall promptly, upon demand, reimburse and indemnify the Grantee as provided in the DIP Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Grantee shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, the Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of the Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii)         upon written demand from the Grantee, the Grantor shall promptly grant, assign, convey or otherwise transfer to the Grantee an absolute assignment of all of the Grantor’s right, title and interest in and to the Intellectual Property constituting Collateral and shall execute and deliver to the Grantee such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement, except as would result in the abandonment, invalidation, or unenforceability of such right, title, or interest;

(iii)        the Grantor agrees that such a grant, conveyance, transfer, assignment and/or recording shall be applied to reduce the Obligations outstanding in accordance with Section 7.02 only to the extent that the Grantee receives Cash Proceeds (or, when no Cash Proceeds are received, at such time as the property that is received is subsequently reduced to cash) in respect of the sale of, or other realization upon, the Intellectual Property;

(iv)         upon written demand from the Grantee, the Grantor shall promptly make available to the Grantee, to the extent within the Grantor’s power and authority, such personnel in the Grantor’s employ on the date of such Event of Default (to the extent then in the Grantor’s employ) as the Grantee may reasonably designate, by name, title or job responsibility, to permit the Grantee to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by the Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their functions on the Grantee’s behalf and to be compensated by the Grantee at the Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default;

(v)          the Grantee shall have the right to notify, or require the Grantor to notify, any obligors with respect to amounts due or to become due to the Grantor in respect of the Intellectual Property constituting Collateral, of the existence of the Security Interest created herein, to direct such obligors to make payment of all such amounts directly to the Grantee, and, upon such notification to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done;

(vi)         all amounts and proceeds (including checks and other instruments) received by the Grantor in respect of amounts due to the Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Grantee hereunder and shall be forthwith paid over or delivered to the Grantee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.08; and

(vii)        the Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon;

(b)        If an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing and no other Event of Default shall have occurred and be continuing, (i) an assignment or other transfer to the Grantee of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective and (ii) the Obligations shall not have become immediately due and payable, upon the written request of the Grantor, the Grantee shall promptly execute and deliver to the Grantor such assignments or other transfer as may be necessary to reassign to the Grantor any such rights, title and interests as may have been assigned to the Grantee as aforesaid, subject to any disposition thereof that may have been made by the Grantee; provided, after giving effect to such reassignment, the Grantee’s Security Interest granted pursuant hereto, as well as all other rights and remedies of the Grantee granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Grantee; and

(c)        Solely for the purpose of enabling the Grantee to exercise rights and rem-edies under this Article VII and at such time as the Grantee shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Grantee, to the extent it has the right to do so, effective upon the occurrence and during the continuation of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of the Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantor, and wherever the same may be located.

SECTION 7.08 Cash Proceeds.

In addition to the rights of the Grantee specified in Section 4.03 with respect to payments of Receivables, any cash, checks and other near-cash items in each case to the extent constituting Collateral (collectively, “Cash Proceeds”) received by the Grantee (whether from the Grantor or otherwise) shall be held and distributed in accordance with the applicable provisions hereof and the DIP Credit Agreement.

ARTICLE VIII

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Payment in Full or performance in full of all Obligations be binding upon the Grantors, their successors and assigns, and inure, together with the rights and remedies of the Grantee hereunder. Without limiting the generality of the foregoing, but subject to the terms of the DIP Credit Agreement, the Lenders may assign or otherwise transfer any Loans held by it to any other Person. Upon the Payment in Full or performance in full of all Obligations, the Security Interest granted hereby shall terminate hereunder and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Grantee shall, at the Grantors’ expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

ARTICLE IX

STANDARD OF CARE; GRANTEE MAY PERFORM

The powers conferred on the Grantee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Grantee shall have no duty to the Grantors or any other Person, including any parties in interest in the Grantors’ bankruptcy case(s), as to any Collateral, or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Grantee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially similar to that which the Grantee accords its own property. Neither the Grantee nor any of its directors, officers, employees or agents, including attorneys, shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Grantee may itself perform, or cause performance of, such agreement, and the expenses of the Grantee incurred in connection therewith shall be payable by the Grantors pursuant to Section 10.3 of the DIP Credit Agreement.

ARTICLE X

MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with the DIP Credit Agreement. No failure or delay on the part of the Grantee in the exercise of any power, right or privilege hereunder or under any other DIP Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other DIP Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is expressly prohibited by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Grantee and the Grantors and their respective successors and assigns. The Grantors shall not, without the prior written consent of the Grantee, assign any right, duty or obligation hereunder. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other DIP Loan Documents constitute the entire agreement between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed and delivered by each Grantor and by the Grantee, and thereafter, subject to entry of the Interim Order, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

The provisions of this Agreement shall not be waived, amended, supplemented or modified except pursuant to an agreement or agreements in writing entered into by the Grantors and the Grantee, and then any such waiver, amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER DIP LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER DIP LOAN DOCUMENT IN RESPECT OF SUCH OTHER DIP LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER DIP LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT GRANTEE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE GRANTEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GRANTOR AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION OF ARTICLE X OF THE AGREEMENT.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR AND GRANTEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND ANY OF THE DIP LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH CREDIT PARTY AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SUBJECT TO THE LAST SENTENCE OF THIS SECTION (D) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER DIP LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT GRANTEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION, (I) THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER DIP LOAN DOCUMENTS AND (II) THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER DIP LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE GRANTEE OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY OR ANY COLLATERAL IN ANY OTHER JURISDICTION.

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IN WITNESS WHEREOF, the Grantors and the Grantee have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:

SG BLOCKS, INC.
in its capacity as a Grantor

By:	/s/ Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	CEO

SG BUILDING BLOCKS, INC.
in its capacity as a Grantor

By:	Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	CEO

ENDAXI INFRASTRUCTURE GROUP, INC.
in its capacity as a Grantor

By:	Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	CEO

GRANTEE

HILLAIR CAPITAL MANAGEMENT LLC,
in its capacity as Grantee

By:
Name:
Title:

IN WITNESS WHEREOF, the Grantors and the Grantee have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:

SG BLOCKS, INC.
in its capacity as a Grantor

By:
Name:
Title:

SG BUILDING BLOCKS, INC. in its capacity as a Grantor

By:
Name:
Title:

ENDAXI INFRASTRUCTURE GROUP, INC. in its capacity as a Grantor

By:
Name:
Title:

GRANTEE

HILLAIR CAPITAL MANAGEMENT LLC,
in its capacity as Grantee

By:	Sean M. McAvoy
	Name:	Sean M. McAvoy
	Title:	Managing Member

SCHEDULES